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                                                                   EXHIBIT 10.21


STATE OF NORTH CAROLINA

COUNTY OF WAKE


                            SETTLEMENT AGREEMENT AND
                          GENERAL RELEASE OF ALL CLAIMS


         THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (the "Settlement Agreement") is entered into effective the 25th day of April, 2001, by and among High Speed Net Solutions, Inc., a Florida corporation ("High Speed"), RPC International LLC, a corporation residing in Oklahoma ("RPC"), and Ronald P. Cropper ("Cropper").

                              W I T N E S S E T H:

         WHEREAS, a dispute has arisen about whether any fees are owed to RPC and/or to Cropper pursuant to that certain Consulting Agreement between RPC and High Speed dated December 15, 1999 (the "Consulting Agreement") or for any transactions among the parties; and

         WHEREAS, various allegations have been asserted by Cropper personally and on behalf of RPC arising out of the Consulting Agreement and the interactions between and among the parties, including without limitation, allegations in Cropper's letter to Dr. Bjorn Jawerth, faxed to Dr. Jawerth on January 10, 2001, and the letter of Croppers' counsel to Dr. Bjorn Jawerth, dated January 9, 2001 (the "Cropper Allegations"); and

         WHEREAS, the parties have entered into a Memorandum of Understanding, dated January 30, 2001 (the "MOU") relating the to Cropper Allegations; and

         WHEREAS, High Speed denies the Cropper Allegations; and

         WHEREAS, the parties now desire fully and finally to compromise, settle and resolve all disputes arising out of or in any way relating to the Consulting Agreement or the Cropper Allegations, without any admission of liability, and to avoid litigation expenses and inconvenience on the part of all parties in connection with this Settlement Agreement the parties contemplate entering into a Proprietary Information and Noncompetition Agreement of even date herewith (the "Proprietary Information Agreement").

         NOW, THEREFORE, In consideration of the mutual covenants contained herein, the releases granted hereby and other good and valuable consideration, the
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receipt and adequacy of which is hereby acknowledged, it is agreed among the parties that:

         1. High Speed shall pay Cropper $5,000 per month on the first day of each month for twenty-three months during the period commencing on February 1, 2001 and ending on January 1, 2003 (the "Settlement Funds"). The parties acknowledge that High Speed paid to Cropper $5,000 upon the parties' entering into the MOU, and Cropper acknowledges receipt of such payment and that such payment also represents consideration for Cropper's duties covenants under this Settlement Agreement. The Settlement Funds will be paid via direct deposit in U.S. funds to the order of Ronald P. Cropper, on or before the first day of the month (or on the following business day if the first day of the month falls on a weekend or federal holiday), to Cropper's BB&T account 5219485664.

         2. High Speed agrees to issue to Cropper 30,000 shares of High Speed common stock (the "Shares") without cost, within thirty (30) days after signing the Settlement Agreement and the Proprietary Information Agreement. Cropper shall sign a Subscription Agreement for the Shares in the form attached hereto as Exhibit A. The Shares shall be restricted voting common stock of High Speed, and will not carry any special rights or preferences not held by other High Speed common stockholders, and shall be stamped or imprinted with a legend in substantially the following form:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION."

         3. Cropper agrees to execute the Proprietary Information And Noncompetition Agreement in the form attached hereto as Exhibit B on his own behalf and in his capacity as executive of RPC with authority to bind RPC. Cropper acknowledges that he has authority to bind RPC to the Proprietary Information and Noncompetition Agreement.

         4. Cropper hereby, on his own behalf, in his capacity as an executive of RPC with authority to bind RPC, and on behalf of his heirs, successors and assigns, and on behalf of RPC and any affiliates of RPC, releases, acquits, and forever irrevocably releases and discharges High Speed, its past and present agents, employees, officers, directors, owners, subsidiaries, affiliates, divisions, predecessors, successors, shareholders, partners, representatives, control persons,


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joint venturers, partnerships, insurers, and attorneys, as well as the successors and assigns of same, from any and all claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, expenses, attorneys' fees or liabilities whatsoever, at law or in equity, whether known or unknown, which Cropper and/or RPC had, now have, or may have from the beginning of time to the date of this Agreement, including without limitation, the Cropper Allegations.

         5. RPC hereby, on its own behalf, and on behalf of its subsidiaries, divisions, affiliates, predecessors, successors and assigns of same, releases, acquits, and forever irrevocably releases and discharges High Speed, its past and present agents, employees, officers, directors, owners, subsidiaries, affiliates, divisions, predecessors, successors, shareholders, partners, representatives, control persons, joint venturers, partnerships, insurers, and attorneys, as well as the successors and assigns of same, from any and all claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, expenses, attorneys' fees or liabilities whatsoever, at law or in equity, whether known or unknown, which RPC had, now has, or may have from the beginning of time to the date of this Agreement, including, without limitation, the Cropper Allegations.

         6. High Speed, hereby on its own behalf of its subsidiaries, divisions, affiliates, predecessors, successors and assigns of same, releases, acquits and forever irrevocably releases and discharges Cropper, his heirs, successors and assigns, and RPC, its past and present agents, employees, officers, directors, owners, subsidiaries, affiliates, divisions, predecessors, successors, shareholders, partners, representatives, and control persons, from any and all claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, expenses, attorneys' fees or liabilities whatsoever, at law or in equity, whether known or unknown, which Cropper or RPC had, now or may have from the beginning of time to the date of this Agreement.

         7. Cropper and RPC shall take no action against High Speed or any of its past and present agents, employees, officers, directors, owners, subsidiaries, affiliates, divisions, predecessors, successors, shareholders, partners, representatives, control persons, joint venturers, partnerships, insurers, and attorneys, as well as the successors and assigns of same, regarding the claims arising out of or in any way relating to the Consulting Agreement or the Cropper Allegations and/or any and all transactions related thereto.

         8. The parties shall hold confidential and not disclose to any person or entity the facts underlying this Settlement Agreement, its terms, any information about the facts or circumstances regarding the allegations of this Settlement Agreement, except as necessary to report information for tax purposes to the federal


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government, at which point the parties may disclose to their counsel and accountants the fact and terms of this Settlement Agreement only, or except as may be required by law, including but not limited to all applicable rules, regulations and interpretations of the Securities and Exchange Commission. If any of the parties receive any form of question or inquiry about (i) the disputes between the parties, (ii) the allegations referred to in this Settlement Agreement, (iii) the settlement contemplated in this Settlement Agreement, (iv) any dispute or disagreement between the parties over any matters, or (v) the reputation, business performance, nature, prospects, or any other material aspect of High Speed or Summus Ltd., the party to whom such question or inquiry is posed shall make the following statement (using these words or words to the same effect) as the sole response to such question or inquiry: "I am not at liberty to discuss it." Cropper and RPC agree not to make any oral or written public statement or take any other action which disparages or criticizes High Speed or its past and present agents, employees, officers, directors, owners, subsidiaries, affiliates, divisions, predecessors, successors, shareholders, partners, representatives, control persons, joint venturers, partnerships, insurers, or the successors and assigns of same. Cropper agrees that any violation of these confidentiality and non-disparagement provisions will be grounds for breach of this Settlement Agreement, giving High Speed the right to withhold any payments due hereunder.

         9. All parties to this Settlement Agreement expressly waive, as the each other, any and all claims for costs and attorneys' fees, and each party agrees to pay its own costs and fees. This Settlement Agreement shall not be used or construed by any person or entity as an admission of liability or finding or admission that the rights of any one of the parties to this Settlement Agreement were in any way violated by any other party to this Settlement Agreement, and this Settlement Agreement may not be offered or received in evidence in any action or proceeding as an admission or confession of liability or wrongdoing on the part of the parties to this Settlement Agreement.

         10. This Settlement Agreement shall be binding upon and inure to the benefit of the parties to this Settlement Agreement, their predecessors, successors, assigns, purchasers, heirs, executors, representatives and administrators.

         11. The parties to this Settlement Agreement acknowledge that this Settlement Agreement contains and comprises the entire agreement and understanding of the parties with respect to the subject matter, and there are no agreements or understandings other than those contained herein. Further, this Settlement Agreement is intended to be a binding contract between them and shall not be modified, except by writing signed by all of the parties to this Settlement Agreement.



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         12. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its choice of law provisions.

         13. Cropper and RPC warrant and represent that they have not assigned, transferred, or conveyed at any time to any person or entity any alleged or unalleged right, claim, or cause of action against High Speed, or its past and present agents, employees, officers, directors, owners, subsidiaries, affiliates, divisions, predecessors, successors, shareholders, partners, representatives, control persons, joint venturers, partnerships, insurers, or attorneys, or the successors and assigns of same.

         14. Cropper represents that he has not relied on any inducement, promise, warranty or representation in executing this Settlement Agreement other than as specifically set forth herein. Cropper also represents that he is signing this Settlement Agreement only after reading it carefully, and only after seeking the advice of counsel with whose competence and independence he is fully and completely satisfied. Cropper further represents that he has signed this Settlement Agreement knowingly and voluntarily and understands its contents.

         15. Cropper expressly represents and warrants to High Speed (i) that he currently holds the title and position in RPC set forth below, (ii) as such officer has authority to enter into this Settlement Agreement on RPC's behalf and to bind RPC to its terms, and (iii) RPC is an entity in good standing with the full right, power and legal capacity to execute, deliver and perform its obligations under this Settlement Agreement. Further, Cropper hereby agrees to indemnify and hold harmless High Speed, its affiliates, officers, directors and agents of High Speed (collectively, the "High Speed Indemnitees") from and against, and will pay to High Speed Indemnitees the amount of, any loss, liability, claim, damages, cost or expense arising out of any claim bought by any other member, employee, principal, agent, officer, director, consultant, or the like, of RPC relating to any aspect of RPC's engagement with High Speed.

         16. Any lawsuit arising out of or relating to this terms of this Settlement Agreement may be brought only in the Wake County, North Carolina General Court of Justice.

         17. In the event that any provision or obligation under this Settlement Agreement is deemed invalid, unenforceable or illegal, the validity, enforceability and legality of the remaining provisions shall not be affected or impaired.

         18. This Settlement Agreement may be executed in one or more counterparts, and the signature of any party hereto to any counterpart may be


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appended to any other counterpart, all of which counterparts when taken together shall equal one Settlement Agreement.

         19. Cropper and RPC agree that, except as expressly permitted herein, and except to the extent required by order of a Court of competent jurisdiction, neither they nor any person acting for or on their behalf, including their attorneys, shall release any publicity or make any public statement with respect to any of their terms and conditions of this Settlement Agreement (other than, as the context permits, to their attorneys, accountants and other professional representatives and any other person or entities as required by law).

         IN WITNESS WHEREOF, the parties hereto have executed this SETTLEMENT AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS to be effective on the date first-above written.


                                             HIGH SPEED NET SOLUTIONS, INC.

/s/ Ronald P. Cropper                        By:  /s/ Gary Ban
------------------------------------            --------------------------------
Ronald P. Cropper

Dated:    4 June 01                          Title:  Chief Operations Officer
      ------------------------------               -----------------------------

                                             Dated:    6/4/2001
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RPC INTERNATIONAL L.C.

By:  /s/ Roland P. Cropper
   ---------------------------------
   Ronald P. Cropper

Title:  President
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Dated:    4 June 01
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